Exhibit 99.1

Assurant Appoints Chief Operating Officer and President, Global Housing, Drawing on Strength of Leadership Bench

ATLANTA – August 12, 2025 – Assurant, Inc. (NYSE: AIZ), a premier global protection company that safeguards and services connected devices, homes, and automobiles in partnership with the world’s leading brands, today announced two strategic leadership appointments. Demonstrating the company’s continued commitment to accelerate growth, these changes are designed to position the organization for continued long-term success.

Mike Campbell has been named EVP, Chief Operating Officer, assuming leadership of Global Operations and Information Technology for the enterprise. In his new role, Campbell will lead efforts to enhance operational efficiency, accelerate our technology roadmap, and fully leverage Assurant’s global scale and capabilities across all Assurant products. Bringing Operations and IT together will drive greater integration between our digital infrastructure and operational execution, enabling faster innovation, more agile service delivery, and a more seamless experience for clients and customers. Campbell joined Assurant in 2006, and has held several senior leadership roles, including most recently serving as President, Global Housing since 2019.

“For the last six years, Mike has led Global Housing, expanding our market-leading position and significantly growing that business,” said Keith Demmings, President and CEO of Assurant. “His operational experience and proven success in scaling complex businesses make him ideally suited to drive enterprise-wide execution and efficiency in this new role.”

Ryan Lumsden has been named EVP and President, Global Housing, succeeding Campbell. Lumsden led Assurant’s Renters business for nearly six years, where he expanded the customer base, embedded technology to enhance client and customer experiences, introduced new products, and built and deepened relationships with key partners. With more than 25 years of financial services experience, Lumsden joined Assurant in 2014 and has since held various roles to support strategy and business development across Global Housing. Prior to Assurant, Lumsden held leadership positions at Equifax, General Electric, and Metris Companies.

“Ryan brings exceptional strategic and commercial acumen to his new role,” said Demmings. “He is uniquely positioned to lead the next phase of growth and innovation in our Housing business and continue strengthening Assurant’s leadership in the sector, and I am pleased to have him join Assurant’s Management Committee.”

These appointments are effective Monday, September 15, 2025, and reflect Assurant’s commitment to enterprise transformation, investment in leadership, and its vision for the future.

About Assurant
Assurant, Inc. (NYSE: AIZ) is a premier global protection company that partners with the world’s leading brands to safeguard and service connected devices, homes, and automobiles. As a

Exhibit 99.1

Fortune 500 company operating in 21 countries, Assurant leverages data-driven technology solutions to provide exceptional customer experiences.

Learn more at assurant.com.

###

Media Contact:
Julie Strider
Vice President, Global Communications
julie.strider@assurant.com

Investor Relations Contacts:
Rebekah Biondo
Deputy CFO
rebekah.biondo@assurant.com

Sean Moshier
Vice President, Investor Relations
sean.moshier@assurant.com

2